Exhibit 99.2

Multimedia Games, Inc.

Q4 2007 Earnings Call

Held 9:00 AM (Eastern) on December 11, 2007

Operator: Good day and welcome everyone to the Multimedia Games Fourth Quarter 2007 Conference Call and Webcast. This call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Multimedia’s Chief Executive Officer, Mr. Clifton Lind. Please go ahead, sir.

Clifton E. Lind, President and Chief Executive Officer

Thank you, operator. I want to thank everyone for joining us on the call. With me today are Randy Cieslewicz, Shannon Brooks, and Howard Chalmers. The fiscal 2007 fourth quarter operating results are reviewed in today’s news announcement, and Randy will provide additional financial details later on the call.

Q4 FY ‘07 revenues were 31.2 million. EBITDA was $16.7 million, up from $15.6 million last year, and we’ve reported net income of approximately $1.4 million, representing diluted earnings per share of $0.05. This compares to net income of approximately $0.1 million or breakeven for the Q4 FY ‘06 period. These Q4 FY ‘07 operating results reflect modest quarterly sequential improvements in revenue and net income. This included several non-recurring items that in the aggregate impacted income by $0.8 million or $0.03 per diluted share.

During this morning’s call, we will briefly review progress regarding our FY ‘07 priorities as well as improvements in a number of our markets, which we believe position Multimedia for upcoming growth. As always, we conclude by taking questions from the analysts and the investors.

Before we continue, I’m going to ask Howard Chalmers, Senior Vice President for Corporate Communications, to review the Safe Harbor language for us. Howard?

P. Howard Chalmers, Senior Vice President, Planning and Corporate Communications

Thanks Clifton. I’d like to remind everyone that today’s call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities law. These statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Please refer to the ‘Risk Factors’ section of our recent SEC filings.

Today’s call and webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website, www.multimediagames.com, in the Investor Relations section.

Now, I’ll turn the call back to Clifton.

Clifton E. Lind, President and Chief Executive Officer

Thank you, Howard. Our operating goals for fiscal 2007 included the following: converting the significant portion of our installed base in our largest market for one-touch standalone games; supporting the growth of customer operations in Mexico; developing new products and services for the Washington State market that would position us to capitalize on new unit and replacement market opportunities; developing a new palette of product, services, and games to address additional Class III market opportunities; completing the design and engineering phases for our new line of proprietary gaming candidates; and designing the new line of mechanical reel products that we will offer in all of our markets. With our successful execution of these initiatives, we are confident that Multimedia is positioned to achieve growth in FY ‘08 for both serving our current markets and entering new markets with new products.

In Oklahoma, we’ve been continuing to convert our installed base from multi-touch Class II and server-based compact games to standalone units. As of September 30, 2007, these standalone units accounted for more than 57% of our total installed base in Oklahoma, and as of November 30, 2007, these games accounted for roughly 66% of the installed base.

The higher level of player acceptance of these standalone units has contributed to offsetting the impact of reductions in our revenue share percentage, which have accompanied this shift from Class II to Class III gaming. This also is helping to increase the revenue from this market on a quarterly sequential basis.

Currently, the majority of our one-touch units in Oklahoma are third-party vendors’ games. However, recently we began placing our first proprietary Class III games on our new proprietary mGAME cabinets in Oklahoma and we now have approximately 70 of our proprietary standalone games deployed in that market. The near term ramp up in game themes approved and deployed in Oklahoma will provide a foundation for our move into several other traditional Class III markets.

While we are still early in the rollout of our standalone products, we are encouraged by the initial performance of our proprietary offerings as they represent a positive complement to the mix of standalone units that we have deployed in Oklahoma today. And they are expected to help us to grow our share of the gaming floor in this important market. And we can manufacture and offer these proprietary cabinets and game themes more economically and at a significant savings over purchasing third-party units.

In FY ‘07, we expanded our agreement with our largest customer in Oklahoma by committing to provide approximately $66 million of the funding for the expansion of their Southern Oklahoma facility. When this expanded property begins operation in mid-calendar 2008, Multimedia will be in a position to begin placing approximately 1,400 new units at this property. All of these units are expected to be operational around the end of our fiscal FY ‘08, with more than 60% of them expected to come online in Q3 of FY ‘08. Combined with the positive initial response to our standalone units in Oklahoma, this agreement positions us to grow our installed base and revenues in this market. Also with the completion of our share of the funding of the commitment for this expansion, we forecast significant free cash flow generation beginning in Q3.

Our current installed base in Mexico is now about 3,000 units at 12 properties. This includes 2,854 units at 11 properties operated by our initial customer in Mexico and 200 units at one property operated by a new second customer in Mexico, with whom we entered into an agreement early in Q1 FY ‘08. For FY ‘08, we will continue to support the rollout of new planned facilities by both of our customers. We will also support their efforts to drive hold per day through marketing and promotion programs.

Last month in Washington State, we entered into two contracts for the sale or refurbishment of player terminals. The first agreement was for the sale of 300 units from existing Multimedia inventory and the upgrade of 220 of existing units at the customer’s property. The second was for the sale of 50 units, also from existing inventory. These transactions represent our initial success in addressing the new replacement unit and new unit market opportunities in that state. We believe the Washington state market represents a meaningful channel for growth that will accelerate as we move through FY ‘08.

In New York, there are currently slightly more than 13,000 VLTs [Video Lottery Terminals] installed at racetracks throughout the state, all of which are operating on our central system. Revenue continues to grow on a monthly sequential basis and we are now operating at breakeven in this market. The big leverage for our operations in New York will be when Aqueduct comes online and while I do not have any new information with regard to the timing of this opportunity, there does seem to be heightened interest from all stakeholders in the state to resolve the issues that have delayed the introduction of VLTs at Aqueduct.

Later this fiscal year, we anticipate the deployment of Class III Casino Commander Game Management system that will provide operators in the Class III markets with the features and functionality that we have previously demonstrated and deployed for server-based and downloadable gaming in Charity, Class [II](1), and the Mexico markets. Our Casino Commander system has new features and is deployed in seven domestic and international casinos.

In summary for FY ‘08, we expect revenue and unit growth in the Oklahoma, Mexico, and Washington State markets while also growing our present in new domestic Class III, Charity Bingo, and in international markets.

Randy Cieslewicz, our CFO, will now provide additional insights on the Q3 FY ‘07 operating result, after which I’ll briefly review some of our new products that we have demonstrated at G2E [Global Gaming Expo], and then we we’ll open up the call for your questions. Randy?

Randy S. Cieslewicz, Chief Financial Officer; Vice President of Tax, Budget, and Corporate Compliance

Thanks, Clifton. As noted in our press release this morning, total revenue for the September 2007 quarter declined on a year-over-year basis to 31.2 million, yet on a quarterly sequential basis, revenues increased 1%. The year over year revenue decline is primarily attributable to the removal early in the fiscal 2007 third quarter of 560 Class II units from a high earning facility in Southern Oklahoma in order to facilitate the expansion of that property. When that expansion is completed, Multimedia will have approximately 2,400 of the 6,000 units placed there. Notwithstanding the removal of the Class II units, revenues generated from Oklahoma were 18.2 million for the September 2007 quarter versus 17.8 million in the June 2007 quarter and 18.4 million in the September 2006 quarter.

Revenues from Mexico were 1.9 million for the September 2007 quarter versus 1.2 million in the June 2007 quarter. Prior to the contract right accretion adjustment of 739,000 in Q4, net revenue per day for Oklahoma Compact Units decreased slightly on a quarterly sequential basis from $33.56 per day to $32.83 per day or 2%. Class II revenues continue to be impacted by the reduction in the average installed player terminals as the majority of our terminals in the market have been converted to one-touch standalone compact games. However, Class II hold per day increased 7% on a quarterly sequential basis, reflecting the conversion of lower performing units.

(1)	Mr. Lind incorrectly referred to the Class III market during this statement during the teleconference. Mr. Lind intended to refer to the Class II market.

Reported Oklahoma Compact and Class II revenues for the September 2007 quarter reflects accretion of contract rights by each product line’s revenue. Our prior quarterly numbers reflected the accretion adjustment against Class II revenues only. Please refer to the table in the press release regarding this reclassification and if there are any questions on this, I can address them in the upcoming Q&A session. In future periods, we will allocate the accretion of contract rights for development agreements by each product line’s revenue.

SG&A expenses of 15.6 million for the September 2007 quarter reflect a modest quarterly sequential increase. On a year-over-year basis, SG&A expenses decreased approximately 2.1 million, primarily due to reduced employee cost and share-based compensation expense. We expect SG&A to increase to the 16.5 million range in Q1 due to the G2E trade show related expenses incurred in Q1.

Depreciation and amortization expense of 14 million decreased 800,000 on a quarterly sequential basis. The decrease in depreciation and amortization was primarily due to the reduction in net book value of contract rights that were associated with the 560 Class II removals earlier in the fiscal year. We expect depreciation and amortization expense to decrease by 1.2 million in Q1 compared to Q4 levels. The projected decrease in depreciation and amortization will primarily reflect approximately 1,400 California TILG [Tribal Instant Lottery Game] units rolling off the depreciation schedules.

Our expected Q1 FY ‘08 capital expenditures of 10 to 12 million include purchases of approximately 250 third-party standalone units, component parts for mGAME cabinets, and maintenance CapEx, including CapEx associated with the refurbishment of player terminals that are being deployed in Mexico. Our CapEx numbers in the next several quarters will be dependent upon the timing of the purchases related to the development agreement expansion of Southern Oklahoma. Following the completion of this expansion and the completion of our conversion to Class III units in Oklahoma, we expect our CapEx numbers to decline significantly.

We had a total of 400 third-party standalone units that have been purchased, but not yet deployed as of September 30, 137 of which were purchased on the last day of the quarter and as I just mentioned, we will purchase an additional 250 units by the end of December. Our CapEx for Q4 was higher than expected due to the purchase of 137 third-party standalone units very late in the quarter plus higher than expected purchases of component parts for the mGAME cabinets.

Net income in Q4 includes interest income primarily related to imputed interest for capital advances associated with our development agreements of approximately 700,000. This compares to imputed interest income of 1.2 million in the year ago period and 550,000 in the June 2007 quarter. We expect to record imputed interest income of approximately 800,000 in Q1. We are calculating imputed interest on interest free loans to calculate the contract right or discount on our development agreement receivables. We calculate the discount on each interest-free note receivable based on our cost of capital. The discount is then booked to contract rights and is amortized against revenue for the life of the agreement.

Income taxes benefited from non-recurring items of approximately 800,000. We also expect a benefit in fiscal 2008 income taxes related to our R&D credit claims in prior years. In addition, we’ve entered into an agreement with the IRS to settle our ongoing audit for an adjustment of approximately 67,000 plus interest.

Cash flows from operations in the December 2007 quarter were 7.1 million compared to 4.7 million in Q3 and approximately 11 million in Q2. I will remind you that the lower than normal level of cash flows from operations in Q3 were primarily due to the timing of accounts payable payments for Class III purchases. Cash used by investing activities of 18 million include 16.3 million of CapEx and 16 million in advances on new development agreement, which was offset primarily by development agreement repayments of 14.9 million. Of the 14.9 million received, approximately 12.2 was related to the collection of notes receivable and 2.7 was related to modifications on our small development arrangements with our largest customer.

As previously disclosed, we have committed 66 million to a facility expansion in Southern Oklahoma. We funded 24.8 million of this amount as of September 30, 2007 and will continue to fund approximately 1.2 million per week until our commitment is fulfilled in May 2008. Our fundings in Q1 will approximate 20 million, which will leave us with approximately 21.2 million of fundings which we will make between January and May of 2008.

With respect to development agreement receipts, I expect we will receive approximately 5 million in repayments from development agreements in the current quarter.

During Q4 FY ‘07, we had net borrowings under our new credit facility of approximately 38.9 million, primarily reflecting the completion early in the quarter of a 25 million modified Dutch auction tender offer and we had total outstanding borrowings under our new credit facility of approximately 82 million at the end of the fiscal year.

In early October, we amended our credit facility into two components: a $75 million term loan and a $75 million revolver. As of today we have approximately 88 million outstanding on our credit facility. Reflecting a higher level of outstanding borrowings and higher grid pricing, we expect Q1 interest expense to increase by approximately 300,000 over Q4.

I will now turn the call back over to Clifton.

Clifton E. Lind, President and Chief Executive Officer

Thank you, Randy. As we have already mentioned in this morning’s call, we have made progress in FY ‘07 regarding the number of initiatives that address both our current and potential future markets and we believe that in FY ‘08, we will begin to see tangible economic evidence of our success in the form of improving operating results.

This year’s G2E Trade Show represented a major milestone for Multimedia Games. In 2002, we began a transition to become a full service gaming company and G2E ‘07 signaled the completion of a five-year journey to change our company from that of a niche Class II server-based bingo provider for Native American tribes to a full service gaming company. At G2E, we demonstrated to our customers that we are ready to compete for the first time with a full palette of products to offer to the gaming community.

Our work in FY ‘07 created the foundation that should allow FY ‘08 to be a great year for us. Our new products are targeted at serving the standalone gaming market while we continue to deliver a technically advanced offering for the server-based market. Over the next few weeks, we will turn on standalone units in Rhode Island and in Q3 FY ‘08, we expect to deploy additional standalone units in Class III markets we have not previously served.

In addition to introducing more than 40 new game themes, we are particularly proud of our new entry into the community games category. Our new titles: Bonus Revolution, Sport of Kings, and Emperor’s Fortune each link multiple players and bonus round activities via side bets and Bonus Revolution represents a unique breakthrough among community bonus games because: first, its shared bonusing feature can be added to both new and existing titles; second, each machine displays a portion of the synchronized animation, creating a visually impressive player experience; and finally, it is scalable to suit the needs of different sized casino floors, from a single bank of machines to hundreds of units.

We have also made great strides at hardware development over the last two years and we will soon be offering a complete new line of our own proprietary mGAME cabinets in 6 configurations. This provides us with a complete selection of cabinets to meet the needs of all type of operators and in a variety of facilities.

In the gaming systems arena in addition to our Casino Commander system mentioned earlier, our mGAME Casino Management system is a full featured system that will be further upgraded this year and marketed more broadly to charity and gaming operators, international bingo markets, and both Class II and Class III casinos.

We also introduced a new currency system at G2E and have an additional currency system that is about to come out of the lab, so we will be able to interface with any casino’s currency system, supporting both server-based units and standalone offerings. We believe our new products will lead us into new markets in addition to enabling us to provide additional products and services to existing markets.

We will continue to focus on improving the yield of our installed base of over 14,000 recurring revenue units and we believe that we have the products and tools that we need to significantly move the needle on the average hold per day in each market. In addition, we are going to increase our marketing, business development, and sales activities in all markets and have been gearing up our sales staff to do just that.

We hope it’s evident to you that we are serious about Multimedia’s future role in the gaming industry and we believe we have the basis for our growing optimism and confidence.

Operator, let’s open up the floor for questions.

Operator: Thank you. [Operator Instructions] We’ll take our first question from Ryan Worst with Brean Murray.

Q – Ryan Worst

Thanks, good morning guys.

A – Clifton Lind

Hey, Ryan.

Q – Ryan Worst

Clifton, can you talk about the outlook for converting the rest of the game base or as much as you are planning on converting in Oklahoma? It seems like there are about 2,000 Class II and older compacted games still in the market.

A – Clifton Lind

Certainly, Ryan; that is correct and we intend throughout FY ‘08 to move ahead smartly and systematically changing out the majority of those remaining units. We still have some locations where our Class II games are earning as much as any of the Class III games that we offer, and so our urgency to switch those out in the short term is somewhat relieved. In other casinos, we are going to move ahead smartly and use a large number of our own new proprietary themes as well as third-party themes to complete the transition.

This week was scheduled to be a very large week for conversions for us but as you know, Oklahoma is in the midst of a significant ice storm right now and so all of those have been delayed. And the closer we get to the Christmas holidays, the harder it is to schedule time to do conversions, so we may have to put off a number of scheduled conversions until the first week in January because of this weather. But in any event, we are going to move ahead smartly and think about the end of FY ‘08, all of the units in Oklahoma that we intend to convert from Class II will be converted.

Q – Ryan Worst

Okay, and then could you talk about the plans of your partner in Mexico as far as openings?

A – Clifton Lind

I think that they have gotten into a rhythm where about 10 sites a year from our largest customer is what they are publicly discussing and what they could easily achieve. What we have learned is that even though there may be more than that on the schedule that is what they can accomplish and we intend to support whatever they do, but I think that’s a reasonable number to assume that they will proceed at for the immediate future.

Q – Ryan Worst

So there hasn’t been a change in their aggressiveness since the tax rate increase there?

A – Clifton Lind

No, no change whatsoever and as you know, we talk to them on a daily basis and they remain committed and the only changes have to do with the construction schedules. As you know, we have a long list of planned openings that goes beyond our FY ‘08 period.

Q – Ryan Worst

Okay, and then just one last question. You talked about some Class III placements I think in fiscal Q3 ‘08. Could you expand on that? Are they going to be for sale units or revenue share or are they the community gaming products?

A – Clifton Lind

First, I think you are referring to my comments about new markets.

Q – Ryan Worst

Yes.

A – Clifton Lind

And I think they will certainly be a combination of revenue share and some for sale. And that of course will be in addition to all the new Class III units that we plan to place at WinStar and the units that we plan to sell in the Washington state market.

Q – Ryan Worst

Okay, so the Class III markets, are they travel casinos or are they more commercial casinos?

A – Clifton Lind

We are taking – now that we’ve gotten through the lab with our Rhode Island machines, we are now in the lab for our GLI-11 units and we’ll soon be in the lab of the GLI-21 units, which are aimed at the broader Class III market. We will certainly start with Native American tribes who we have done business with for many years to – for our first place Class III placements outside of Washington state, Oklahoma, and Rhode Island.

Q – Ryan Worst

Okay, great; thanks, Clifton.

A – Clifton Lind

Thank you.

Operator: Thank you. [Operator Instructions] We’ll move next to Barry Kaplan of Maple Tree Capital.

Q – Barry Kaplan

Hi, good morning.

A – Clifton Lind

Good morning.

Q – Barry Kaplan

My question is really about your balance sheet, I guess probably two questions. You’ve got approximately 49 million in notes receivable on the balance sheet which – could you talk maybe about as you go forward in terms of the money you’re going to put out for the development agreements in Oklahoma minus what are you going to be getting back, where that number peaks out, and I guess philosophically, is there any reason why we then or shouldn’t think about that as basically an asset of the company on the balance sheet because it seems a few analyst reports that I see don’t really include it as an asset when they are calculating the enterprise value of the company? And then similarly your debt, which is about 74 million, where do you think that’s going to peak out? I guess will it be probably be the middle of fiscal ‘08?

A – Randy Cieslewicz

Okay, to address the receivable, the balance of $49 million is all related to basically the development agreements. As I said, we’ll fund about 20 million in Q1 and about 21.2 million in Q2 and Q3 so that would put it at about...

Q – Barry Kaplan

90?

A – Randy Cieslewicz

90 less the receivable portion of that. So assuming we receive as I said 5 million this quarter, then the timing is always a little iffy in terms of the payments because it’s based on the operational results of the facilities. But let’s assume that if we get conservative, say we get 10 million in receivables to 15 million, so it would peak – when we’re done with the Southern Oklahoma facility, it would be about somewhere between 70 and 80 where we’ll peak out. And of course the offsetting pay – the line of credit is pretty equivalent to that note receivable now with the exception of the tender offer that we did; that increased it by 25 million. So I would assume right now that it’s going peak out about $25 million higher than that peak of the note receivable. So if we said 80, it would be about 105 – 110 theoretically.

Q – Barry Kaplan

Right.

A – Clifton Lind

As far as the – and this is Clifton, but as far as the comment about enterprise value, I think a fair view is to take a view that we have virtually no debt because certainly all of that receivable in reality will come in a reasonably short period of time that will be available to pay down that debt and I think you are correct. I think when looking at the enterprise value, we’re not giving the credit for that we should be.

A – Randy Cieslewicz

The other thing I would add is that we will purchase a number of units for the expansion, so that may also impact the payable a little bit in the near – in the short term. So, that may increase somewhat over that 110 level but not much beyond that.

Q – Barry Kaplan

Great. Thank you.

Operator: [Operator Instructions] And it appears we have no further questions at this time. I’d like to turn the conference back over for additional or closing remarks.

Clifton E. Lind, President and Chief Executive Officer

Thank you, operator, and I would like to thank everyone for joining us on this call. Finally, I would like to thank our talented, loyal staff who have worked so hard to build the future of this company. I look forward to speaking with you again when we report our Q1 FY ‘08 results early next year. Have a good day.

Operator: Thank you and once again. Ladies and gentlemen, that will conclude today’s conference. We thank you for your participation and you may disconnect at this time.